EXHIBIT 23




                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the Prospectuses prepared in accordance with the requirements of Forms S-3 (File Nos. 333-19263, 33-61297, 33-57658, 33-49801, 33-33559 and 33-45260), Form S-4 (File No. 33-64799), and
Forms S-8 (File Nos. 33-56084 and 33-59545) of our report dated January 17, 1997, on our audits of the consolidated financial statements of Baltimore Gas and Electric Company and Subsidiaries (the "Company"), as of December 31, 1996 and 1995 and for the years ended December 31, 1996, 1995 and 1994, included in this Form 8-K dated March 7, 1997 of the Company.



                                                   /s/ Coopers & Lybrand L.L.P.

                                                   COOPERS & LYBRAND L.L.P.
March 7, 1997